Exhibit 99.1

Piedmont Natural Gas Reports 2004 Year-End Results

CHARLOTTE, N.C., Dec. 10 /PRNewswire-FirstCall/ — Piedmont Natural Gas (NYSE: PNY) today announced results for the fiscal year and for the fourth quarter ended October 31, 2004, subject to completion of its annual audit.

For the 2004 fiscal year, the Company reported net income of $95.2 million, or $1.27 per diluted share, which includes $4.6 million, or $0.06 per diluted share, for one-time items reported during the first fiscal quarter. These results compare with net income of $74.4 million, or $1.11 per diluted share, for the 2003 fiscal year. Weather for the 2004 fiscal year was 9% warmer than 2003, and 5% warmer than normal. Per share results reflect the two-for-one stock split that occurred in October.

For the three months ended October 31, 2004, the Company’s seasonal fourth-quarter loss was ($12.5 million), or ($0.16) per diluted share, which includes the previously announced $7.0 million accrual, or ($0.05) per diluted share, for the initial funding of the Piedmont Natural Gas Foundation. The funding of the Foundation occurred in November. These results compare with a seasonal loss of ($5.0 million), or ($0.07) per diluted share, for the prior-year fourth quarter.

Fiscal year 2004 and the fourth quarter of 2004 include the results associated with the Company’s North Carolina Natural Gas (NCNG) division, which was acquired on September 30, 2003. Fiscal year 2003 and the fourth quarter of 2003 include only one month’s results from the NCNG division.

System throughput for fiscal year 2004 totaled 201.3 million dekatherms, compared with throughput of 149.3 million dekatherms for the previous year. Throughput for the fourth quarter totaled 34.1 million dekatherms, compared with 25.3 million dekatherms for the previous year’s quarter. The annual and quarterly increases are primarily due to the acquisition of NCNG and continued customer growth across the Company’s three-state market area.

Margin for the year and quarter increased by $105.5 million and $14.4 million, respectively. These increases are primarily attributable to the NCNG acquisition, rate increases for the Company’s NCNG and Nashville Gas divisions that became effective November 1, 2003, and customer growth. Operations and maintenance expenses for the year and quarter increased primarily due to the acquisition of NCNG.

Other income (expense), net of income taxes, was $15.3 million for the year and ($4.0) million for the quarter, compared with $12.3 million and $1.3 million for the same periods of the prior year. The current year and quarter include the previously mentioned $7.0 million accrual for the initial funding of the Piedmont Natural Gas Foundation. Fiscal year 2004 results include one-time items for the gain on the sale of the Company’s propane interests and the resolution of certain disproportionate sharing issues related to the Company’s interest in the SouthStar Energy Services venture. Both occurred during the first fiscal quarter of 2004 and totaled $4.6 million, net of income taxes. The avoidance of summer seasonal propane losses as a result of the sale of that venture improved the comparisons.

Included in other income (expense) are the results from the Company’s joint venture, non-utility activities. The Company’s interest in SouthStar contributed $11.9 million to net income for fiscal 2004 and $0.4 million in the fourth quarter, compared with $6.4 million and $0.7 million for the same periods of the prior year. Two other joint ventures, Pine Needle LNG and Cardinal Pipeline, contributed combined net income of $3.5 million for fiscal 2004 and $0.9 million in the fourth quarter, compared with $3.1 million and $0.7 million for the same periods of fiscal 2003.

“We had an outstanding year in 2004, primarily as a result of our opportunistic acquisition of NCNG and the strategic restructuring and operating performance of our joint venture, non-utility activities,” commented Thomas E. Skains, Chairman, President and Chief Executive Officer. “Our strong non-utility earnings enabled us to fund the Piedmont Natural Gas Foundation which will provide valuable assistance to qualified charitable agencies and organizations where our employees live, work and provide service to our customers.”

DIVIDEND DECLARED

At the Company’s regular quarterly Board of Directors meeting held today, a quarterly dividend on Common Stock of 21.5 cents per share was declared, payable January 14, 2005, to holders of record at the close of business on December 22, 2004.

BUSINESS PROCESS IMPROVEMENTS UNDERWAY

The Company has recently initiated a business process improvement program across its three-state operating area in order to achieve cost efficiencies and improve customer service. Some of the process improvement initiatives scheduled for implementation include consolidating the Company’s customer call centers and regional business offices, automating meter reading functions, and consolidating some of the Company’s smaller local business offices into nearby, larger district offices.

The Company will implement these major process improvement initiatives on a phased-in schedule over the next two to three years. The impact of these initiatives in fiscal year 2005 is reflected in the Company’s previously announced earnings guidance for the year.

“We are keenly focused on continuous business process improvement and operating our gas distribution systems as efficiently and cost-effectively as possible,” commented Mr. Skains. “At the same time, we are determined to enhance and improve customer service and satisfaction which has never had a greater importance in light of current market conditions in our industry,” he said.

FISCAL 2005 EARNINGS GUIDANCE REAFFIRMED

Piedmont Natural Gas reaffirms its guidance issued on August 27, 2004, for fiscal year 2005 earnings from continuing operations in the range of $1.23 to $1.30 per diluted share. The 2005 earnings guidance assumes normal weather, a relatively stable economy and wholesale natural gas prices in the range of prices that prevailed during fiscal year 2004. No general rate case activity is expected that would impact 2005 earnings in any of the Company’s jurisdictions.

CONFERENCE CALL

In conjunction with this fourth-quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Monday, December 13, 2004, at 2:30 p.m. Eastern Time, hosted by Chairman, President and Chief Executive Officer Thomas E. Skains. Log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the Presentations page of the website within the Investor Relations section.

Piedmont Natural Gas
Summary of Operations
(in thousands except per share amounts)

	October 31		% Increase

	2004	2003	(Decrease)

Three Months Ended	(Unaudited)

Operating Revenues	$213,806	$179,425	19%
Cost of Gas	137,500	117,553	17%
Margin	76,306	61,872	23%
Operations and Maintenance Expenses	52,268	38,039	37%
Depreciation	20,727	17,269	20%
General Taxes	6,614	5,631	17%
Utility Income Taxes	(5,900)	(3,796)	55%
Operating Income	2,597	4,729	-45%
Other Income (Expense), net	(3,990)	1,261	-416%
Utility Interest Charges	11,165	10,127	10%
Income before Minority Interest	(12,558)	(4,137)	-204%
Less Minority Interest	(22)	820	—
Net Income	($12,536)	($4,957)	-153%
Average Shares of Common Stock:
Basic	76,639	67,163	14%
Diluted	77,068	67,386	14%
Earnings Per Share of Common Stock:
Basic	($0.16)	($0.07)	-129%
Diluted	($0.16)	($0.07)	-129%
System Throughput — Dekatherms	34,115	25,260	35%
Gas Customers Billed in October	856	839	2%
System Average Degree Days — Actual	116	204	-43%
System Average Degree Days — Normal	234	235	0%
Percent Normal Degree Days	50%	87%	-43%
	October 31		% Increase

	2004	2003	(Decrease)

Twelve Months Ended	(Unaudited)

Operating Revenues	$1,529,739	$1,220,822	25%
Cost of Gas	1,041,370	837,942	24%
Margin	488,369	382,880	28%
Operations and Maintenance Expenses	200,282	152,107	32%
Depreciation	82,276	63,164	30%
General Taxes	27,011	24,410	11%
Utility Income Taxes	51,485	40,093	28%
Operating Income	127,315	103,106	23%
Other Income (Expense), net	15,285	12,273	25%
Utility Interest Charges	47,364	40,197	18%
Income before Minority Interest	95,236	75,182	27%
Less Minority Interest	48	820	—
Net Income	$95,188	$74,362	28%
Average Shares of Common Stock:
Basic	74,359	66,782	11%
Diluted	74,797	67,007	12%
Earnings Per Share of Common Stock:
Basic	$1.28	$1.11	15%
Diluted	$1.27	$1.11	14%
System Throughput — Dekatherms	201,344	149,324	35%
Gas Customers Billed in October	856	839	2%
System Average Degree Days — Actual	3,331	3,643	-9%
System Average Degree Days — Normal	3,524	3,529	0%
Percent Normal Degree Days	95%	103%	-8%

Forward Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions, competition from other providers of similar products and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas (NYSE: PNY) is an energy services company primarily engaged in the distribution of natural gas to 940,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Its subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.

Media Contact: David L. Trusty of Piedmont Natural Gas 704-731-4391, or david.trusty@piedmontng.com

Investor Contact: Headen B. Thomas of Piedmont Natural Gas 704-731-4438, or headen.thomas@piedmontng.com

SOURCE: Piedmont Natural Gas